Exhibit 3.1

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:31 PM 08/25/2006
FILED 04:01 PM 08/25/2006
SW 060796636 - 2952002 FILE

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

OF

TASCO HOLDINGS INTERNATIONAL, INC.

It is hereby certIfied that:

1. The certificate of incorporation of the corporation is hereby amended by striking out Articles] One (1.) thereof and by substituting in lieu of said Article the following new Article:

"FIRST: The name of the Corporation shall be Bio-Matrix Scientific Group Inc.

2. The certificate of incorporation of the corporation is hereby amended by striking out Articles] Four (4.) thereof and by substituting in lieu of said Article thefollowing new Article

"FOURTH. The total number of shares of stock which this corporatlon is authorized to issue is:

One Hundred Million (100,000,000) shares of Common Studs with a par value of $0.0001 each; and Twenty Million (20,000,000) shares of Preferred Stock with a par value of $0.0001 each."

3. The amendments of the certificate of incorporation herein certified has been duly adopted and written consent has been given in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the Stake of Delaware.

Signed on August 22, 2006

/s/ David R. Koos
CorporateSecretary
David R. Koos